Exhibit 24.1

Colgate-Palmolive Company

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors of Colgate-Palmolive Company, a Delaware corporation with offices at 300 Park Avenue, New York, NY 10022 (the “Company”), hereby constitute and appoint Ian Cook, Dennis J. Hickey and Andrew D. Hendry, jointly and severally, each in his own capacity, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 registering Common Stock of the Company for issuance pursuant to the Colgate-Palmolive Company 2013 Incentive Compensation Plan (including any amendments thereto), any and all amendments to this Registration Statement, or any Registration Statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Nikesh Arora	Director	May 10, 2013
Nikesh Arora

/s/ John T. Cahill	Director	May 10, 2013
John T. Cahill

/s/ Helene D. Gayle	Director	May 10, 2013
Helene D. Gayle

/s/ Ellen M. Hancock	Director	May 10, 2013
Ellen M. Hancock

/s/ Joseph Jimenez	Director	May 10, 2013
Joseph Jimenez

/s/ Richard J. Kogan	Director	May 10, 2013
Richard J. Kogan

/s/ Delano E. Lewis	Director	May 10, 2013
Delano E. Lewis

/s/ J. Pedro Reinhard	Director	May 10, 2013
J. Pedro Reinhard

/s/ Stephen I. Sadove	Director	May 10, 2013
Stephen I. Sadove